UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2021

AVALON GLOBOCARE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-55709	47-1685128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728

(Address of principal executive offices) (zip code)

732-780-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVCO	The Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement

Share Purchase Agreement

On June 13, 2021, Avalon GloboCare Corp., a Delaware corporation (the “Company” or “Avalon”), entered into a Share Purchase Agreement (the “Purchase Agreement”), by and among the Company, Lonlon Biotech Ltd., a company incorporated in the British Virgin Islands (“BVI”) (“Sen Lang”), the holders of the share capital of Sen Lang (the “Sen Lang Shareholders”), the ultimate beneficial owners of the Sen Lang Shareholders (the “Sen Lang Beneficial Shareholders” and, together with the Sen Lang Shareholders, the “Sen Lang Owners”) and a representative of the Sen Lang Owners (the “Sen Lang Representative”). Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions to closing therein, including approval by the Avalon stockholders pursuant to the rules of the Nasdaq Stock Market (“Nasdaq”), Avalon agreed to purchase (the “Acquisition”) all of the issued and outstanding share capital of Sen Lang (the “Sen Lang Shares”).

Sen Lang, through a “variable interest entity” structure (described in more detail below under “VIE Structure”) of contractual rights held by its wholly-owned subsidiary Beijing Langlang Runfeng Biotechnology Co., Ltd., a wholly foreign owned enterprise with limited liability organized and existing under the laws of the People’s Republic of China (the “PRC”) (the “PRC Subsidiary”), has full economic benefit and management control over, and is consolidated for accounting purposes with, Senlang Biotechnology Co. Ltd., a PRC domestic company with limited liability organized and existing under the laws of the PRC (the “OpCo” or “SenlangBio”). The OpCo is mainly engaged in the business of research and development in relation to CAR-T cell therapy, immune cell therapy and related drug development. The OpCo is owned 100% by certain of the Sen Lang Beneficial Shareholders. A wholly-owned subsidiary of the OpCo, Shijiazhuang Senlang Medical Laboratory Co., Ltd., a company with limited liability organized and existing under the laws of the PRC (“SenlangBio Clinical Laboratory”) is engaged in the business of testing of immunology, serology and molecular genetics specialties for patients, including hematology-tumor diagnostics and testing prior to clinical trials for cell therapy. The business of the OpCo and SenlangBio Clinical Laboratory is described in more detail below under Item 8.01 – Other Events.

Prior to the execution of the Purchase Agreement, the Board of Directors of Avalon (the “Board”), unanimously (i) determined that the terms and provisions of the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, (iii) authorized, empowered and directed the Company to perform all of its obligations under the Purchase Agreement and related documents, and (iv) resolved to recommend the adoption of the Purchase Agreement by the stockholders of the Company in compliance with the rules of Nasdaq (the “Company Board Recommendation”).

The purchase price being paid by Avalon to the Sen Lang Shareholders under the Purchase Agreement for the Sen Lang Shares is an aggregate of 81 million shares (the “Acquisition Shares”) of the common stock, par value US$0.0001 per share, of Avalon (the “Avalon Common Stock”). Ten percent (10%), or 8.1 million, of such shares will be held in escrow for 12 months following the closing to satisfy any indemnification obligations of the Sen Lang Shareholders under the Share Purchase Agreement. In addition, at the closing of the Acquisition, it is expected that Dr. Jianqiang Li, scientific founder and CSO of the OpCo, will join the board of the Company, and Dr. Li will also be appointed as Chief Technology Officer of the Company. The Acquisition Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, will be restricted securities under Rule 144 under the Securities Act for six months or longer after the closing of the Acquisition, subject to “affiliate” status with the Company under the Securities Act.

The Purchase Agreement contains customary representations, warranties and covenants made by the parties thereto, including covenants relating to obtaining the requisite approvals of the stockholders of Avalon and Sen Lang, regulatory approvals and Avalon’s and Sen Lang’s conduct of their respective businesses (and that of the OpCo) between the date of signing of the Purchase Agreement and the closing of the Acquisition.

In addition, Sen Lang and its affiliates agreed not to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of the equity or assets of Sen Lang, its subsidiaries and the OpCo and its subsidiaries (collectively, the “Acquired Companies”) or (ii) enter into or renew any distribution agreement related to the business of the Acquired Companies, in each case without the prior written consent of Avalon.

In connection with the Acquisition, Avalon will prepare and file with the U.S. Securities and Exchange Commission (“SEC”) a proxy statement and will seek the approval of its stockholders with respect to certain actions, including the following:

●	the issuance of the Acquisition Shares in connection with the transactions contemplated by the Purchase Agreement and the approval of the potential issuance of the securities of Avalon in the Equity Financing (as defined below) under the rules of the Nasdaq; and

●	any other proposals to be determined as necessary by Avalon and Sen Lang.

VIE Structure

As a part of the Acquired Companies’ restructure before the closing of the Acquisition, the OpCo and SenlangBio Clinical Laboratory will be controlled by the PRC Subsidiary by entering into a series of variable interest entities agreements among the PRC Subsidiary, the OpCo and all current shareholders of the OpCo, as well as the Investor (as defined below) (such agreements are collectively referred to as the “VIE Agreements”, and such contractual control arrangement is referred to as the “VIE Structure”).

In the PRC, the VIE structure has become a popular and widely used overseas listing mode for enterprises in the sectors which are foreign investment restricted or prohibited, like the development and application of genetic diagnosis and treatment technology, which includes the OpCo’s business. The VIE structure refers to an agreement mode in which the PRC domestic operating entity is separated from the overseas-listed entity, and the overseas-listed party/holding company controls the domestic operating entity by signing relevant agreements with the parties who would otherwise receive the benefits of ownership of the OpCo and control its operations (i.e., VIE Agreements), and is able to consolidate the financial statements of the PRC domestic operating entity into the overseas-listed entity/holding company. After the completion of the overall VIE Structure, the interests/profits from the domestic operation, as well as operational control, have been transferred to the overseas listing/holding company.

It is a condition to closing under the Purchase Agreement that the OpCo, the PRC Subsidiary and the shareholders of the OpCo (including the Investor in the Equity Financing described below under “Equity Financing”) execute the VIE Agreements. These VIE Agreements include (i) an exclusive technical consultation and service agreement; (ii) an exclusive purchase option agreement; (iii) an entrustment agreement of shareholders’ rights; (iv) a share pledge agreement; and (v) a spouse consent letter.

Conditions to Closing

General Conditions

Consummation of the Acquisition is conditioned on, among other things, (i) the absence of any order, stay, judgment or decree by any government agency making the Acquisition illegal or otherwise preventing the Acquisition; (ii) Avalon receiving necessary approvals from its stockholders for the Acquisition and the Exchange Shares under the rules of Nasdaq, and (iii) the additional listing application for the Acquisition Shares and the Exchange Shares being approved by Nasdaq.

Avalon’s Conditions to Closing

The obligations of Avalon to consummate the Acquisition, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

●	the representations and warranties of the Acquired Companies being true on and as of the closing date of the acquisition and the Acquired Companies complying with all required covenants in the Purchase Agreement;

●	there having been no material adverse effect to the Acquired Companies’ business;

●	the Equity Financing shall have been consummated no later than concurrently with the closing of the Acquisition; and

●	the VIE Agreements shall have been executed and delivered.

Sen Lang and Affiliates’ Conditions to Closing

The obligations of the Sen Lang Owners and Sen Lang to consummate the Acquisition, in addition to the conditions described above, are conditioned upon each of the following, among other things:

●	Avalon complying with all of its obligations under the Purchase Agreement;

●	the representations and warranties of Avalon being true on and as of the closing date; and

●	there having been no material adverse effect to Avalon.

Termination

The Purchase Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Avalon’s stockholders, under certain circumstances, including by:

●	the Sen Lang Representative if the Board of Directors of Avalon shall withdraw, modify or change the Company Board Recommendation in a manner adverse to the Sen Lang Owners;

●	either Avalon or the Sen Lang Representative if at the Avalon Annual Meeting (as defined above) the requisite vote of Avalon’s stockholders to authorize the issuance of the Acquisition Shares in the Acquisition in accordance with the rules of Nasdaq shall not have been obtained; and

●	either Avalon or the Sen Lang Representative if the closing has not occurred by December 31, 2021 (the “Outside Date”.

Indemnification

The Sen Lang Owners agreed to indemnify Avalon and its affiliates from any damages arising from any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Sen Lang and the Sen Lang Owners contained in the Purchase Agreement or from the VIE Agreements not being found valid or enforceable. The indemnification obligations are capped at the value of approximately 8,100,000 of the Acquisition Shares that will be held in escrow, except for claims related to fraud and certain fundamental representations, in which case the obligations are capped at the amount of the Acquisition Shares actually paid by Avalon to the indemnifying party.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Exhibit 2.1 hereto.

Equity Financing

In connection with the Acquisition, on June 13, 2021, an institutional investor (the “Investor”) entered into an agreement with the OpCo related to the purchase of registered capital of the OpCo (the “OpCo Capital Increase Agreement”) pursuant to which the Investor will acquire an aggregate of up to 15.6% of the equity ownership of the OpCo for an aggregate purchase price of approximately US$30,000,000 (the “Equity Financing”), which funds will be invested in the OpCo in three equal installments of US$10,000,000, at a fixed price, the first to be upon the closing of the Acquisition, the second to be within three months after the closing and the third to be within six months after the closing. In addition, pursuant to a Securities Exchange Agreement (the “Exchange Agreement”), by and among the Company, Sen Lang, the OpCo and the Investor, dated June 13, 2021, the Investor has the right, exercisable between the six-month and five year-anniversaries of the respective initial closing and installment closings, to elect to exchange, from time to time, all or part of its then-owned equity ownership of the OpCo for shares (the “Exchange Shares”) of Avalon Common Stock at a fixed exchange price of US$1.21 per share of Avalon Common Stock, which was the market price of the Avalon Common Stock as of the date of the Exchange Agreement under Nasdaq rules. In addition, the Exchange Agreement provides that the Investor may only exchange up to 10% of its total investment amount in any 30 day period.

The foregoing summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Exhibit 10.1 hereto.

China eCapital Holdings, Ltd. (CEC Capital) served as financial advisor to Avalon in connection with the Equity Financing and will receive a cash fee of approximately $900,000, representing 3% of the gross proceeds from the Equity Financing.

Item 3.02 Unregistered Sales of Equity Securities

The information with respect to the Acquisition and the Equity Financing, including the Purchase Agreement and the Exchange Agreement, is incorporated into this Item 3.02 by reference. The Acquisition Shares and the Exchange Shares have not been, and will not be, registered under the Securities Act, and instead will be issued pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 8.01 Other Events

Business of the Acquired Companies

Overview

SenlangBio is a clinical-stage biotechnology company that focuses on three advanced technology platforms—CAR T-cells, CAR γδT-cells and armTILs—to develop a robust pipeline of innovative and transformative cellular immunotherapies for cancer patients. Chimeric antigen receptor (CAR) T-cells (CAR-T) are natural cell-killing T-cells that have been engineered to specifically recognize and kill cancerous cells. Allogeneic (universal) CAR γδT-cells (CAR-GDT) are a specific class of donor-derived T-cells that can provide superior anti-tumor effectiveness. Armored tumor infiltrating lymphocytes (armTILs) are cancer-killing T-cells that provide a unique “personalized” cellular immunotherapy approach.

SenlangBio is currently the largest cell therapy company in Northern China in terms of the scale of bio-manufacturing, as well as the breadth and depth of active pre-clinical research and clinical development programs.

SenlangBio is currently gathering clinical trial data through in-human “investigator-initiated” clinical trials, which are conducted by SenlangBio in cooperation with several hospitals in China. To date, over 300 patients have received 15 of SenlangBio’s cellular immunotherapies through these early-stage clinical studies at 13 hospitals and medical centers, covering 9 medical indications. Such clinical trials have been designed to fully comply with the same requirements applicable to clinical trials registered with China’s National Medical Product Administration (NMPA), in particular the requirements related to manufacturing quality control, informed consent, data integrity, data management, and GCP requirements.

SenlangBio was formed in 2016 in Hebei Province, China. The principal executive offices of SenlangBio are located at Room 512 and 513, Building 1, 136 Yellow River Avenue, Shijiazhuang High-tech Development Zone, Hebei Province, China, and its telephone number is +86-311-82970975.

Drug Candidate Pipeline

Candidates in the Clinical (Investigator Initiated) Development Stage:

●	Senl_1904B: Autologous anti-CD19 CAR-T for relapsed or refractory (R/R) B-cell lymphoblastic leukemia (B-ALL);

●	Senl_B19: Autologous anti-CD19 CAR-T for R/R non-Hodgkin’s lymphoma (NHL);

●	Senl_H19: Autologous anti-CD19 CAR-T for post CAR-T relapsed B-ALL and NHL;

●	Senl_NS7CAR: Autologous anti-CD7 CAR-T for T-cell ALL and T-cell lymphoblastic lymphoma (T-LBL);

●	Senl_H19x22P: Autologous, dual Anti-CD19 and anti-CD22 CAR-T for R/R B-ALL and NHL

Candidates in the Preclinical/IND Enabling Stage:

●	Senl_ABUCAR7: Universal anti-CD7 CAR-T for R/R T-ALL and T-LBL;

●	Senl_GDUCARxxx (undisclosed target): Universal CAR-GDT for R/R acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS);

●	Senl_GDSTCLDxx (undisclosed target): Universal CAR-GDT for certain types of solid tumors;

●	Senl_BCMA03: Autologous, anti-BCMA CAR-T for R/R multiple myeloma (MM);

●	Senl_comboCARs (Senl_TAAx22P): Autologous, combo/customized anti-tumor associated antigen (TAA) and anti-CD22/PD-L1 CAR-T for sarcomas, ovarian cancer and other solid tumors;

●	Senl_armTILs: Autologous, “armored” tumor infiltrating lymphocytes for solid tumors

CAR-T Cell Therapy Platform

SenlangBio’s CAR-T cell therapy portfolio consists of multiple autologous and allogeneic (“off-the-shelf”) candidates with single targets as well as “cocktail” combinations. Currently, SenlangBio’s autologous CAR-T candidates have demonstrated positive remission rates in early clinical studies against R/R B-ALL, T-cell ALL (T-ALL), NHL and T-LBL with a well-tolerated adverse effect profile.

Lead Clinical Candidates in Development

Senl_1904B, SenlangBio’s lead clinical stage candidate, is an autologous anti-CD19 CAR-T, in development for R/R B-ALL and NHL. This CAR-T design has the potential to reduce the risk of cytokine release syndrome (CRS and CAR-related encephalopathy syndrome (CRES) frequent with the current first generation of CAR-T therapies yet retains robust anti-leukemia/lymphoma activities. Senl_1904B has demonstrated a 97.2% (35/36) complete remission rate and only a 5.6% (2/36) Grade 3 CRS among R/R B-ALL and NHL patients in a successfully completed principal investigator (PI)-initiated, open-label, first-in-human clinical trial. SenlangBio has recently received approval by the Chinese Center for Drug Evaluation (CDE), a division of the NMPA, of the company’s Investigational New Drug (IND) application to initiate a new Phase I clinical trial in R/R B-ALL during 3Q2021.

Senl_NS7CAR is an autologous anti-CD7 CAR-T candidate in development for R/R T-ALL and T-LBL. A successfully completed PI-initiated, open-label, first-in-human clinical trial demonstrated that 8 of 8 T-ALL and T-LBL patients achieved complete remission and none developed greater than Grade 2 CRS. SenlangBio plans to file an IND application with the CDE during 3Q2021 and will start an official Phase I clinical trial upon approval of the IND application.

Senl_H19x22P is an autologous dual CAR-T candidate at the clinical development stage for R/R B-ALL and NHL. This CAR-T cell therapy candidate contains a cocktail of H19 CAR modified T cells and 22P CAR modified T cells. Generally, CAR-T cell therapy targeting CD19 has demonstrated promising success rates, however, a high rate of disease relapse remains a hurdle to overcome. An investigator-initiated trial demonstrated technical feasibility, high activity and low toxicities of the Senl_H19x22P CAR-T cell cocktail in treating B-ALL patients who relapsed after treatment with a CD19 CAR-T therapy containing murine single-chain variable fragment (scFv) (FMC63). So far, in a cohort of 7 patients who relapsed after FMC63-CAR therapy and were subsequently infused in an open-label trial with Senl_H19x22P CAR-T cocktails, 6 of them (85.7%) achieved MRD-negative complete remission (CR) within the first month of cell infusion. No patients developed CAR-T related serious (greater than grade-2) toxicities of CRS or CRES. SenlangBio plans to file an IND application with the CDE during 4Q2021 and will start an official Phase I clinical trial upon approval of the IND application.

Select Candidates in Preclinical Development

CAR-gdT cell-therapy candidates:

●	Universal/allogeneic (“off-the-shelf”) cell therapy modality

●	Potentially breakthrough treatment for relapsed and refractory acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS)

●	Targeting multiple solid tumor malignancies, including pancreatic, gastric, ovarian, sarcomas, and others

●	Successfully completed pre-clinical, IND-enabling stage and currently in preparation to initiate first-in-human clinical trials

Senl_comboCARs are autologous CAR-T candidates customized in design with a combination of anti-tumor associated antigen (anti-TAA) CAR and anti-CD22/PD-L1 CAR. The gene construct is designed to simultaneously express two different CAR structures. The scFv of the first CAR structure can potentially recognize specific tumor-associated antigens, and the scFv of the second CAR structure can potentially target CD22. SenlangBio believes this strategy can enhance the proliferation of CAR-T cells in peripheral blood to ensure more CAR-T cells reaching the tumor locations. The CAR structure targeted to the tumor cell surface is designed to kill tumor cells. Additionally, the combinatorial CAR structure also includes a soluble scFv derived from an anti-PD-L1 monoclonal antibody, which is designed to overcome immunosuppression by blocking the PD-1/PD-L1 pathway. Based on the expression of different tumor associated antigens, scFv (TAA) can potentially be customized and replaced to target individual solid tumors. Currently, SenlangBio has designed and developed a series of comboCAR constructs consisting of individual and/or combinations of tumor-associated antigens which may potentially overcome the current shortage and limitation of CAR-T cell therapies for treatment of solid tumors.

CAR-GDT (CAR-γδT) Cell Therapy Platform

Universal/allogeneic (“off-the-shelf”) cell therapy modality and potentially breakthough therapy for difficult to treat R/R acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). Therapeutic candidates are also targeting difficult to treat solid tumor malignancies, including pancreatic, gastric, and ovarian cancers as well as sarcomas, all of which represent a major unmet need among oncology patients. Several of the candidates have successfully completed the pre-clinical, IND-enabling stage, and SenlangBio is currently in preparation to initiate 3-4 PI-initiated first-in-human clinical trials targeting AML, MDS and solid tumors in 4Q2021.

SenlangBio Clinical Laboratory Business

SenlangBio Clinical Laboratory, a wholly owned subsidiary of SenlangBio that provides third-party clinical testing services, including 1) general biochemical, genomic and proteomic testing; and 2) cell therapy related testing such as hematology, immunology, cancer biomarkers, immuno-phenotyping, and others.

Strengths

By leveraging unique core technology platforms and rapid research-to-clinical translation capabilities, SenlangBio seeks to develop a profile of cell therapy candidates with the following features of differentiating competence:

●	Diverse pipeline (“autologous” + “universal”) candidates with potentially potent and durable cancer-killing activities (hematologic + solid tumor malignancies)

●	High tolerability and established safety profile in clinical trials to date

●	Provide therapies for novel oncogenic indications that are unmet by the current generation of cellular immunotherapies

●	Accelerated research-to-clinical translation potentially enabling widespread patient accessibility and broader commercial adoption

SenlangBio Management

Jianqiang Li, Ph.D., Scientific Founder, CSO, Director

Jianqiang Li has over 20 years of academic and industry experience in immunology and cell therapy. Dr. Li has published 13 papers in top-ranked journals, including Nature Medicine, Blood, and the Journal of Immunology, with a cumulative impact index over 60. Dr. Li is an invited speaker at ASH, ASBMT, ICBS, ECI and Gamma-Delta T Cell International Conference. Dr. Li independently set up an efficient CAR-T production system, achieved major breakthroughs in the development and clinical application of allogeneic CAR γδT-cell therapy, and made important contributions to the antigen presentation and activation mechanism of Vγ9Vδ2 T-cells. He has successfully developed CAR-γδ T-cell products derived from human cord blood. Dr. Li has a Master of Immunology from the Institute of Basic Medicine, Peking Union Medical College (2003-2006), a Doctor of Immunology from the University of Würzburg (2006-2009), was a Postdoctoral Fellow at the City of Hope National Medical Center (2010) and was a Senior Scientist in the R&D Department at Fred Hutchinson Cancer Research Center (2011-2016), before founding SenlangBio.

Shengmin Guo, Co-founder, CEO, Director

Shengmin Guo has over 20 years of experience in the pharmaceutical industry. Previously, Ms. Guo worked at CSPC NBP Pharmaceutical Co. Ltd (HKEX: 01093), accumulating 12 years of marketing and management experience as Marketing Director, Deputy Manager and Vice President, and 10 years as Senior Manager of Human Resources. Ms. Guo led the development and commercialization of a novel drug launch.

Facilities and Manufacturing

SenlangBio’s main scientific facility covers a total area of around 5,000m2. Among which, roughly, (1) 1,600m2 is used for production of T-cells, which are solely used for the purpose of clinical trials, (2) 800m2 is used for R&D activities, (3) 800m2 is used for testing services (by SenlangBio Clinical Laboratory), (4) 800m2 is used for office use and (5) 800m2 is used for storage and other purposes.

SenlangBio’s GMP bio-manufacturing facility has the capacity and capability to produce:

●	5 autologous CAR-T production lines with an estimated annual output of 5,000 unit doses; and

●	2 universal CAR-γδT production lines with an estimated annual output of 10,000 unit doses.

Suppliers and Raw Materials

SenlangBio has in-house research and production capabilities for lentiviral vectors, plasmids, T-cell cultures, validation bio-assays, as well as QA/QC processes. Raw materials and supplies are related to basic molecular biology and cell culture reagents and materials, which are generally and readily available globally.

Competition

The competitive landscape includes companies that are engaging in cell and gene therapies. Considering the CAR-T field, some notable competitors (in similar size and scale of business) include (but not limited to) Gracell Biotechnologies (NASDAQ: GRCL), Legend Biotech Corporation (NASDAQ: LEGN), and Poseida Therapeutics, Inc. (NASDAQ: PSTX). For CAR-gdT cell therapy field, some notable companies include (but not limited to) Adicet Bio Inc. (NASDAQ: ACET), Incysus Therapeutics, Inc and GammaDelta Therapeutics.

Employees

As of February 28, 2021, SenlangBio had 104 employees, among which 85 employees work for SenlangBio and 19 employees work for SenlangBio Clinical Laboratory.

Government Regulation

Currently, all of SenlangBio’s development work is being conducted in China. China has a dual-track regulatory pathway for conducting T-cell therapy clinical trials. The first track is approval for a health care-affiliated clinical study managed by the National Health Commission, China’s primary healthcare regulatory agency (the “NHC”) (the “IIT Pathway”). The other pathway is to register as a biological drug which requires an IND, a registered clinical trial and NDA approval by the Center for Drug Evaluation (CDE), a subdivision of China’s National Medical Product Administration (NMPA) prior to commercialization (the “Drug Pathway”).

1.	IIT Pathway

IIT stands for investigator-initiated clinical trials, where such trials are initiated and conducted under the oversight of the NHC as a medical practice technology, rather than the NMPA as a medical product. The NMPA, generally speaking, will accept, review, and reject or approve an IND application only from the manufacturer of the investigational product as the sponsor of the IND, rather than from a physician who intends to be the investigator and sponsor of the IND. The NMPA distinguishes the former as a registered clinical trial (namely the clinical trial introduced in the section of “Drug Pathway”), and the latter as a non-registered clinical trial, and normally will not consider the data generated from investigator-initiated, non-registered clinical trials when it reviews the application for a registered clinical trial from the manufacturer.

In the case of CAR-T therapy, however, the NMPA is aware of the large number of investigator-initiated non-registered clinical trials in China and the United States, and some reviewers from the CDE have published two articles on its website in February 2018 and October 2018 expressing the view that (1) the mainstream regulatory oversight is to follow the pathway of registered clinical trials, but that (2) data from investigator-initiated non-registered clinical trials may be considered if the non-registered clinical trials otherwise fully comply with the same requirements applicable to registered clinical trials, in particular the requirements related to manufacturing quality control, informed consent, data integrity, data management, and all GCP requirements.

In March 2019, a Draft Somatic Cell Therapy Clinical Research and the Transformation Application Management Measures was released by the NHC, which stipulated, among others, that after filing with the NHC, hospitals may use somatic cell therapy treatment and charge patients. However, so far such measures do not come into effect, and any medical institutions or biotech companies which choose the IIT Pathway to conduct T-cell therapy shall be regulated as a clinical study within medical institutions and the IIT Pathway shall not be utilized for the purpose of commercialization.

In addition, sponsors taking the IIT Pathway need to complete the filing of the IIT with the competent NHC branch and obtain ethics review approval for the related clinical trials.

2.	Drug Pathway

Pursuant to PRC law, human cell therapy and its products are categorized as biological products and the application for biological products shall be submitted as part of the process of a new drug application.

On November 30, 2017, the NMPA promulgated the Notice of Guidelines for Acceptance and Examination of Drug Registration (Trial), which provides that the application for clinical trials of therapeutic biological products and the production and listing application for therapeutic biological products shall be subject to the provisions thereof. On December 18, 2017, the NMPA promulgated the Technical Guiding Principles for Research and Evaluation of Cell Therapy Products (Trial), which sets out the guidelines for medical study, non-clinical research and clinical research of cell therapy products.

As for the medical study of cell therapy, the general principle is that the medical studies and quality control of cell therapy shall take into account the fact that cells are capable of living in a body, multiplying and/or differentiating. At the same time, cell therapy products should meet the general requirements of drug quality management, and the whole production process of clinical samples should meet the basic principles and relevant requirements of the Good Manufacturing Practice for Drugs, or the GMP Regulations, published by the Ministry of Health on December 28, 1992 and further amended on January 17, 2011.

According to the Technical Guiding Principles for Cell Therapy Products, non-clinical research shall follow the following principles:

(a)	the research and evaluation of different products should follow the principle of a “case by case analysis” while at the same time, the Guidelines for the Preclinical Safety Evaluation of Biotechnology-Derived Pharmaceuticals issued by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use should serve as a reference for the evaluation of non-clinical research of cell therapy products;

(b)	non-clinical study evaluation trials should use cell therapy products intended for clinical trials whenever possible. The production process and quality control of a subject used in a non-clinical trial shall be consistent with that of the subject to be used in a clinical trial (if not, the subject shall be explained and its effect on the prediction of human response shall be assessed);

(c)	non-clinical study evaluation should be conducted by selecting suitable species of animals whose biological response to cell therapy products is close to or similar to the expected human response. In some cases, alternatives to animal sources may also be used for evaluation;

(d)	in non-clinical study evaluation, the administration of cell therapy products should be able to maximize the simulation of the proposed clinical administration. If clinical administration cannot be simulated in animal studies, alternative administration methods should be identified in pre-clinical studies and their scientific and rational nature should be clarified; and

(e)	subject analysis data should be provided.

As for clinical trials, the Technical Guiding Principles for Cell Therapy Products stipulate that when cell therapy products enter clinical trials, they should follow the requirements of the GCP. In principle, the research contents of clinical trials should include a clinical safety evaluation, pharmacokinetics study, pharmacodynamics study, dose exploration study and confirmatory clinical trials. According to the product nature of different cell therapy products, the specific test design can be adjusted as appropriate.

On 13 March 2018, the CDE promulgated the Key Considerations in Applying for Clinical Trials of Cell Therapy Products for Pharmaceutical Research and Application Data to encourage the innovation of cell therapy products in view of the urgent need of such drugs. The document provides guidance on the preparation of pharmaceutical research and application materials in the application phase of clinical trials, according to which, on the basis of following the requirements of technical guidelines for carrying out relevant research, the applicant should pay special attention to certain considerations of pharmaceutical research and application materials, including production of raw materials, production process, quality studies, and stability studies. On the basis of the Technical Guiding Principles for Cell Therapy Products, on 18 October 2019, the CDE promulgated the Pharmaceutical Research Questions and Answers for Application of Cell Therapy Products for Clinical Trials (Issue One) to provide further reference for applicants on the common problems in the review and communication of IND application data of cell therapy products. On February 10, 2021, the CDE published the Technical Guidelines for Clinical Trials of Immunocell Therapy Products, the guidelines provide necessary technical guidance for the overall planning, design, implementation, and data analysis of cellular immune treatment (including CAR-T) products to carry out clinical trials, to reduce certain risks of the participating subjects in clinical trials and to regulate the evaluation method of the safety and effectiveness of such treatment. The guidelines are not mandatory.

Given the uniqueness of CAR-T and human cell therapies and that the regulatory pathway for such therapies is still evolving, standardization for CAR-T therapies is difficult to achieve and therefore approval would be assessed on a case-by-case basis.

Intellectual Property

SenlangBio currently protects its intellectual property and commercial exclusivity through a combination of Chinese patents, trade secrets, trademarks and copyright. SenlangBio currently owns a total of ten Chinese patents (including two inventions and eight utility models) and five Chinese patents applications (including three invention applications and two utility model applications), as well as eight software copyrights and two trademarks. What follows is a summary of relevant intellectual property laws and principles in China.

(1)	Patents

Pursuant to the PRC Patent Law, most recently amended in October 2020 (the amendment is implemented on June 1, 2021), and its implementation rules, most recently amended in January 2010, patents in China fall into three categories: invention, utility model and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure (or a combination of both) of a product. A design patent is granted to a new design of a certain product in shape, pattern (or a combination of both) and in color, shape and pattern combinations aesthetically suitable for industrial application. Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for twenty years, and utility model and design patents are effective for ten years from the date of application. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who first files the application.

Existing patents can be narrowed, invalidated or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

The PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not limited to Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies that conduct research and development activities in China or outsource research and development activities to service providers in China.

(2)	Trade Secrets

According to the PRC Anti-Unfair Competition Law, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility and may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Trade secret requirements under the current framework in China is still under development and not robust.

Under the PRC Anti-Unfair Competition Law, which was promulgated on September 2, 1993 and was latest amended on April 23, 2019, business persons are prohibited from infringing others’ trade secrets by: (1) acquiring a trade secret from the right holder by theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using, or allowing another person to use a trade secret acquired from the right holder by any means as specified in the item (1) above; (3) disclosing, using, or allowing another person to use a trade secret in its possession, in violation of its confidentiality obligation or the requirements of the right holder for keeping the trade secret confidential; (4) abetting a person, or tempting, or aiding a person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the right holder in violation of his or her non-disclosure obligation or the requirements of the right holder for keeping the trade secret confidential. If a third party knows or should have known that an employee or former employee of the right owner of trade secrets or any other entity or individual conducts any of the illegal acts listed above, but still accepts, publishes, uses or allows any other to use such secrets, this practice will be deemed as an infringement of trade secrets. A party whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may stop any illegal activities and fine infringing parties in the amount of RMB100,000 to RMB1,000,000, and where the circumstance is serious, the fine will be RMB500,000 to RMB5,000,000. Alternatively, persons whose trade secrets are being misappropriated may file lawsuits in a Chinese court for loss and damages incurred due to the misappropriation.

The measures to protect trade secrets include oral or written non-disclosure agreements or other reasonable measures to require the employees of, or persons in business contact with, legal owners or holders to keep trade secrets confidential. Once the legal owners or holders have asked others to keep trade secrets confidential and have adopted reasonable protection measures, the requested persons bear the responsibility for keeping the trade secrets confidential.

(3)	Trademarks

Pursuant to the Trademark Law of the PRC promulgated by the Standing Committee of the NPC on August 23, 1982 and last amended on April 23, 2019, which amendment became effective from November 1, 2019, the period of validity for a registered trademark is ten years, commencing from the date of registration. The registrant shall go through the formalities for renewal within twelve months prior to the expiry date of the trademark if continued use is intended. Where the registrant fails to do so, a grace period of six months may be granted. The validity period for each renewal of registration is ten years commencing from the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiry, the registered trademark shall be canceled. Industrial and commercial administrative authorities have the authority to investigate any behavior in infringement of the exclusive right under a registered trademark in accordance with the law. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided according to the law.

(4)	Copyright

Pursuant to the Copyright Law of the PRC, effective in June 1, 1991 and most recently amended in November 2020 (the amendment was implemented on June 1, 2021), copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the rights of production and distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, constitutes infringements of copyrights. The infringer must, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology or pay damages.

Pursuant to the Computer Software Copyright Protection Regulations promulgated on December 20, 2001 and last amended on January 30, 2013, a software copyright owner may complete registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. A software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Risk Factors

Preliminary Note: references in this sub-section of this Item 8.01 to “we,” “our,” “us” and similar terms refer to SenlangBio and its subsidiaries.

Risks Related to SenlangBio’s Business

The NMPA may refuse to consider the data from the investigator-initiated clinical trials of SenlangBio due to concerns that (1) this does not follow the mainstream regulatory pathway of relying on registered clinical trials, or that (2) the non-registered clinical trials of the product may not otherwise fully comply with the same requirements applicable to registered clinical trials, as further explained below.

While investigator-initiated trials may provide us with clinical data that can inform our future development strategy, we do not have full control over the protocols, administration, or conduct of the trials. As a result, we are subject to risks associated with the way investigator-initiated trials are conducted, and there is no assurance the clinical data from any of our investigator-initiated clinical trials in China will be accepted by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), Japanese Pharmaceuticals and Medical Devices Agency (PMDA) or other comparable regulatory authorities outside of China, for any of our product candidates. Third parties in such investigator-initiated clinical trials may not perform their responsibilities for our clinical trials on our anticipated schedule or consistent with clinical trial protocols or applicable regulations. Further, any data integrity issues or patient safety issues arising out of any of these trials would be beyond our control, yet could adversely affect our reputation and damage the clinical and commercial prospects for our product candidates. Additional risks include difficulties or delays in communicating with investigators or administrators, procedural delays and other timing issues, and difficulties or differences in interpreting data. Third-party investigators may design clinical trials with clinical endpoints that are more difficult to achieve, or in other ways that increase the risk of negative clinical trial results compared to clinical trials that we may design on our own. As a result, our lack of control over the design, conduct and timing of, and communications with the FDA, NMPA, EMA and PMDA regarding investigator-initiated trials expose us to additional risks and uncertainties, many of which are outside our control, and the occurrence of which could adversely affect the prospects for our product candidates.

Furthermore, there is no assurance the clinical data from any of our investigator-initiated clinical trials in China, where the patients are predominately of Chinese descent, will produce similar results in patients of different races, ethnicities or those of non-Chinese descent.

All material aspects of the research, development, manufacturing and commercialization of biopharmaceutical products in China are heavily regulated. Any failure to comply with existing regulations and industry standards, or any adverse actions by the NMPA or other comparable regulatory authorities against us, could negatively impact our reputation and our business, financial condition, results of operations and prospects.

The process of obtaining regulatory approvals and compliance with appropriate laws and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development or approval process, or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the regulator’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, or total or partial suspension of production or distribution. Failure to comply with these regulations could have a material adverse effect on our business.

Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these product candidates on a timely basis or at all, which would have an adverse effect on our business.

Our product candidates are still in the preclinical development stage, and the risk of failure of preclinical programs is high. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical testing and studies to obtain regulatory clearance to initiate human clinical trials. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the NMPA will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit IND applications for all of our preclinical programs on the timelines we expect, and we cannot be sure that submission of IND applications will result in the NMPA allowing clinical trials to begin.

Clinical trials are difficult to design and implement, involve uncertain outcomes and may not be successful.

Human clinical trials are difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The design of a clinical trial can determine whether its results will support approval of a product candidate and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. As an organization, we have limited experience designing clinical trials and may be unable to design and execute clinical trials to support regulatory approval. There is a high failure rate for biologic products proceeding through clinical trials, which may be higher for our product candidates because they are based on new technology and engineered on a patient-by-patient basis. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Success in preclinical studies or clinical trials may not be indicative of results in future clinical trials.

Results from preclinical studies are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. While we have received some positive data in previous preclinical and IIT trials, we are still in the process of producing and gathering more data and are still conducting more additional preclinical and IIT trials in order to seek regulatory approvals. For that reason, we do not know whether these candidates will be effective and safe for the intended indications in humans. Our product candidates may fail to show the desired safety and efficacy in further, registered clinical development despite positive results in preclinical and IIT studies. This failure to establish sufficient efficacy and safety could cause us to abandon clinical development of our product candidates.

We depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with the protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the number of patients with the disease or condition being studied;

●	the understanding of risks and benefits of the product candidate in the trial;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

●	the size and nature of the patient population who meet inclusion criteria;

●	the proximity of patients to study sites;

●	the design of the clinical trial;

●	clinical trial investigators’ ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials for similar therapies or other new therapeutics not involving T cell-based immunotherapy;

●	our ability to obtain and maintain patient consents; and

●	the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the NMPA, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We may not commercialize, market, promote or sell any product candidate without obtaining marketing approval from the NMPA, and we may never receive such approvals. It is impossible to predict accurately when or if any of our product candidates will prove effective or safe in humans and will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for use in each proposed indication. Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of clinical development.

We may experience numerous unforeseen events prior to, during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize any of our product candidates, including:

●	the NMPA may disagree as to the number, design or implementation of our clinical trials, or may not interpret the results from clinical trials as we do;

●	regulators may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may not reach agreement on acceptable terms with prospective clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

●	clinical trials of our product candidates may produce negative or inconclusive results;

●	we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

●	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or we may fail to recruit eligible patients to participate in a trial;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	regulators may issue a clinical hold, or regulators may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of our product candidates may be greater than we anticipate;

●	the NMPA may fail to approve our manufacturing processes or facilities;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

●	our product candidates may have undesirable side effects or other unexpected characteristics, particularly given their novel, first-in-human application, causing us or our investigators, or regulators to suspend or terminate the clinical trials; and

●	the approval policies or regulations of the NMPA may significantly change in a manner rendering our clinical data insufficient for approval.

To the extent that the results of the trials are not satisfactory for the NMPA to approve our new drug application, the commercialization of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

Risks Related to Intellectual Property

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and patent applications are due to be paid to the NIPA (National Intellectual Property Administration) in several stages over the lifetime of a patent. NIPA requires compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Although an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment, loss of priority or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the PRC. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In any such event, our competitors or other third parties might be able to enter the market, which would have a material adverse effect on our competitive position, business, financial condition, result of operations and prospects.

Changes in patent law could extend the expected expiry date of third party patents.

In China, intellectual property laws are constantly evolving, with efforts being made to improve intellectual property protection in China. For example, an Amendment to the PRC Patent Law is implemented on June 1 2021 and proposed to introduce patent extensions to patents of new drugs that launched in the PRC. If adopted, patents owned by third parties may be extended, which may in turn affect our ability to commercialize our products without facing infringement risks. The adoption of this draft amendment may enable the patent owner to submit applications for a patent term extension. The length of any such extension is uncertain. If we are required to delay commercialization for an extended period of time, technological advances may develop and new products may be launched, which may in turn render our products non-competitive. We cannot guarantee that any other changes to PRC intellectual property laws would not have a negative impact on our intellectual property protection.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are similar to any product candidates we may develop or utilize similar technology that are not covered by the claims of the patents that we own or license now or in the future;

●	we or any of our future licensors and collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or may license in the future;

●	we or any of our future licensors and collaborators might not have been the first to file patent applications covering certain of our or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

●	it is possible that our pending owned or licensed patent applications will not lead to issued patents;

●	patents that we hold rights to or that may be issued from our pending patent applications may not provide us with a competitive advantage, or may be held invalid or unenforceable, including as a result of legal challenges by our competitors or third parties;

●	our competitors or other third parties might conduct research and development activities in jurisdictions where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may obtain patents for certain inventions many years before we obtain marketing approval for products containing such compounds, and because patents have a limited life, which may begin to run prior to the commercial sale of the related product, the commercial value of our patents may be limited;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm our business; and

●	we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if we are able to obtain patent protection for our product candidates, the life of such protection, if any, is limited, and third parties could be able to circumvent our patents by developing similar or alternative products and technologies in a non-infringing manner, or develop and commercialize products and technologies similar or identical to ours and compete directly against us after the expiration of our patent rights, if any, and our ability to successfully commercialize any product or technology would be materially adversely affected.

The life of a patent and the protection it affords is limited. For example, in China, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its filing date. Even if we successfully obtain patent protection for an approved product candidate, it may face competition from generic or biosimilar medications. Manufacturers of generic or biosimilar drugs may challenge the scope, validity or enforceability of our patents in court or before a patent office, and we may not be successful in enforcing or defending those intellectual property rights and, as a result, may not be able to develop or market the relevant product exclusively, which would materially adversely affect any potential sales of that product.

Risks Related to the VIE Structure and SenlangBio being a PRC Domestic Entity

The business of SenlangBio may fall into the prohibited foreign investment category under currently effective PRC laws.

On March 15, 2019, the NPC promulgated the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws regulating foreign investment in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint VentureLaw and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law grants foreign invested entities the same treatment as PRC domestic entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list” published by the State Council. Sen Lang is a BVI company and the PRC Subsidiary is currently considered to be a foreign invested entity.

The latest version of the “negative list,” namely, the Special Management Measures (Negative List) for the Access of Foreign Investment (2019), which became effective on July 30, 2019, provides that foreign investment is prohibited in the development and application of genetic diagnosis and treatment technology. However, the PRC laws do not clarify the meaning of “development and application of genetic diagnosis and treatment technology” and do not explain whether transactions involving a VIE Structure should be considered as “investment” in the context of the prohibition of foreign investment. SenlangBio’s main business is conducting R&D and clinical transformation of immunotherapy cell therapy, which involves modifying the patient’s T-Cells genetically. Despite the foregoing lack of clarity, the applicable rules could be interpreted in a way unfavorable to the business of SenlangBio. First, in the context of law enforcement, if the competent PRC authorities and courts interpret “development and application of genetic diagnosis and treatment technology” broadly, the modification of T-Cells genetically could be considered as falling into the prohibited foreign investment category. Second, the newly implemented foreign investment law of China includes a catch-all definition of “foreign investment” that covers any other types of investment into China besides those listed in the law, which is generally believed as a strategy to leave room for the implementation of rules to address the VIE Structure. Therefore, the VIE Structure could be considered a violation of the applicable PRC laws.

There can be no assurance that the PRC government will ultimately take a view that is not contrary to Avalon and SenlangBio’s view that the parties are complying with PRC law. If SenlangBio’s CAR-T cell therapies or other technologies that are being researched and developed are deemed by relevant PRC regulatory agencies as falling into the category of “genetic diagnosis and treatment technology,” SenlangBio would be prohibited from engaging in the research or development of such technologies. In that event, Avalon and the Sen Lang Beneficial Shareholders would have to restructure Avalon’s control over SenlangBio. SenlangBio may also have to forfeit its income derived from the research and development of such technologies. Any of these occurrences may harm Avalon’s and SenlangBio’s business, prospects, financial condition and results of operations significantly.

The filing or change of the medical institution practice license of SenlangBio Clinical Laboratory may be affected by the VIE Structure.

As SenlangBio Clinical Laboratory is a medical institution under the PRC laws, its operation is subject to the PRC regulation of foreign investment in the area of medical institution, which provides that a foreign investor can acquire 70% (to the highest extent) of the equity interests in a PRC medical institution. The relevant PRC laws also provide that the related government authority shall not approve any application of licenses/permits if the application is related to a company failing to comply with PRC foreign investment regulation.

Therefore, if the competent PRC authority responsible for the registration of the medical institution practice license of SenlangBio Clinical Laboratory adopts a broad understanding of foreign investment rules that controlling via agreements can be deemed as a way of investment, the authority may disapprove SenlangBio Clinical Laboratory’s application in relation to its medical institution practice license, including any extension of such license. In the worst case, theoretically, the competent authorities may deem the VIE Agreements unenforceable because they are in violation of the PRC laws. In that event, SenlangBio Clinical Laboratory would not be qualified to conduct any business of testing of immunology, serology and molecular genetics specialties for patients, including hematology-tumor diagnostics and testing prior to clinical trials for cell therapy, which would result in the loss of the license and thereby the loss of income to SenlangBio from this business.

Risks Related to the Acquisition and the Equity Financing

The amount of Acquisition Shares being issued to the Sen Lang Shareholders will not be adjusted in the event of any change in Avalon’s stock price.

The aggregate number of Acquisition Shares being issued to the Sen Lang Shareholders fixed (other than minor adjustments due to fractional shares). Therefore, the total value of the Acquisition Shares will depend on the market price of the Avalon Common Stock at the closing of the Acquisition.

The market price of the Avalon Common Stock has fluctuated in the past, may fluctuate upon the announcement of the Purchase Agreement and may continue to fluctuate through the closing of the Acquisition and thereafter. The total market value of the Acquisition Shares to be issued at the closing will not be known until that time. Therefore, current and historical market prices of Avalon Common Stock may not reflect the value that the Sen Lang Shareholders will receive in the Acquisition, and the current stock price quotations for Avalon Common Stock may not provide meaningful information to Avalon stockholders. Avalon Common Stock is traded on The Nasdaq Capital Market under the symbol “AVCO.”

Failure to complete the Acquisition could negatively impact the stock price and the future business and financial results of Avalon.

The parties’ respective obligations to complete the Acquisition are subject to the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement and described below. There can be no assurance that the conditions to completion of the Acquisition will be satisfied or waived or that the Acquisition will be completed. If the Acquisition is not completed for any reason, the ongoing business of Avalon may be materially and adversely affected and, without realizing any of the benefits of having completed the Acquisition, Avalon would be subject to a number of risks, including the following:

●	Avalon may experience negative reactions from the financial markets, including negative impacts on the trading price of Avalon Common Stock, which could affect Avalon’s ability to secure sufficient financing in the future on attractive terms (or at all) as a standalone company, and from its customers, vendors, regulators and employees;

●	Avalon will be required to pay its expenses incurred in connection with the Acquisition, whether or not the Acquisition is completed;

●	matters relating to the Acquisition (including integration planning) will require substantial commitments of time and resources by Avalon management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Avalon otherwise.

If any of these risks materialize, they may materially and adversely affect Avalon’s business, financial condition, financial results and stock prices.

The Acquisition is subject to a number of closing conditions and, if these conditions are not satisfied, the Purchase Agreement may be terminated in accordance with its terms and the Acquisition may not be completed. In addition, the parties have the right to terminate the Purchase Agreement under other specified circumstances, in which case the Acquisition would not be completed.

The Acquisition is subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the Acquisition will not be completed. These conditions include, among others: (i) the absence of certain legal impediments, (ii) obtaining all governmental authorizations, (iii) obtaining the Avalon stockholders’ approval, (iv) the consummation of the Equity Financing, (v) the execution of the VIE Agreements and (vi) the listing of the Acquisition Shares and the shares issuable pursuant to the Exchange Agreement (the “Exchange Shares”) on Nasdaq. In addition, each party’s obligation to complete the Acquisition is subject to the accuracy of the other parties’ representations and warranties in the Purchase Agreement (subject in most cases to “material adverse effect” qualifications), the other parties’ compliance, in all material respects, with their respective covenants and agreements in the Purchase Agreement.

The conditions to the closing may not be fulfilled and, accordingly, the Acquisition may not be completed. In addition, if the Acquisition is not completed by December 31, 2021, any party may choose not to proceed with the Acquisition. Moreover, the parties can mutually decide to terminate the Purchase Agreement at any time prior to the consummation of the Acquisition, before or after receipt of the Avalon stockholders’ approval and each party may elect to terminate the Purchase Agreement in certain other circumstances, as described in the Purchase Agreement.

There can be no assurance that Avalon will be able to complete the Equity Financing.

It is a condition to closing of the Acquisition that the Equity Financing shall have been consummated prior to or contemporaneously with the closing. The closing of the Equity Financing pursuant to the OpCo Capital Increase Agreement is subject to various conditions to closing, as well as the risk that the Investor does not abide by the terms of the OpCo Capital Increase Agreement. If the Equity Financing does not close for any reason, Avalon would need to waive or agree to amend the applicable condition to closing of the Acquisition. In addition, if the Equity Financing was not consummated and the Acquisition closed nevertheless, Avalon may not have sufficient capital for all planned expenses of the post-Acquisition company, and would likely need to raise additional capital. In such event, Avalon would likely seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of the holders of Avalon Common Stock. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict its operations, fund raising capabilities or otherwise. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs following the Acquisition. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us among other things, to delay, scale back or eliminate some or all of our planned clinical trials.

Avalon may not realize the anticipated benefits of the Acquisition.

While Avalon will continue to operate as in the past until the completion of the Acquisition, the success of the Acquisition will depend, in part, on Avalon’s ability to realize the anticipated benefits acquiring Sen Lang’s business. Avalon’s ability to realize these anticipated benefits is subject to certain risks, including, among others:

●	Avalon’s ability to successfully integrate the Sen Lang business;

●	the risk that Sen Lang’s business will not perform as expected;

●	the extent to which the parties will be able to realize the expected synergies, which include taking advantage of Sen Lang’s manufacturing and laboratory facilities and geographic location in Northern China;

●	the possibility that the aggregate consideration being paid for Sen Lang is greater than the value Avalon will derive from the Acquisition;

●	the reduction of cash available for operations and other uses;

●	the assumption of known and unknown liabilities of Sen Lang; and

●	the possibility of costly litigation challenging the Acquisition.

Integrating Avalon’s and Sen Lang’s businesses may be more difficult, time-consuming or costly than expected.

Avalon and Sen Lang have operated and, until completion of the Acquisition will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s or both companies’ ongoing businesses or unexpected integration issues, such as higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Avalon and Sen Lang in order to realize the anticipated benefits of the Acquisition so the business performs as expected include, among others:

●	combining the companies’ separate operational, financial, reporting and corporate functions;

●	integrating the companies’ technologies, products and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

●	addressing possible differences in corporate cultures and management philosophies;

●	maintaining employee morale and retaining key management and other employees;

●	attracting and recruiting prospective employees;

●	consolidating the companies’ corporate, administrative and information technology infrastructure;

●	coordinating sales, distribution and marketing efforts;

●	managing the movement of certain businesses and positions to different locations;

●	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors;

●	coordinating geographically dispersed organizations; and

●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the Acquisition and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and, consequently, the business of the Company.

Avalon and Sen Lang will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees, vendors and customers may have an adverse effect on Avalon or Sen Lang and consequently on us after the closing of the Acquisition. These uncertainties may impair Avalon’s and Sen Lang’s ability to retain and motivate key personnel and could cause customers and others that deal with Avalon and Sen Lang, as applicable, to defer or decline entering into contracts with Avalon or Sen Lang, as applicable, or making other decisions concerning Avalon or Sen Lang, as applicable, or seek to change existing business relationships with Avalon or Sen Lang, as applicable. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the Acquisition, Avalon’s and Sen Lang’s businesses could be harmed. Furthermore, the Purchase Agreement places certain restrictions on the operation of Avalon’s and Sen Lang’s businesses prior to the closing of the Acquisition, which may delay or prevent Avalon and Sen Lang from undertaking certain actions or business opportunities that may arise prior to the consummation of the Acquisition.

Third parties may terminate or alter existing contracts or relationships with Avalon or Sen Lang.

Each of Avalon and Sen Lang has contracts with customers, vendors and other business partners which may require Avalon or Sen Lang, as applicable, to obtain consents from these other parties in connection with the Acquisition. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Avalon and/or Sen Lang currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either party in anticipation of the Acquisition, or with us following the Acquisition. The pursuit of such rights may result in Avalon and Sen Lang suffering a loss of potential future revenue, incurring liabilities in connection with a breach of such agreements or losing rights that are material to its business. Any such disruptions could limit our ability to achieve the anticipated benefits of the Acquisition. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Acquisition or the termination of the Acquisition.

Avalon or Sen Lang may waive one or more of the closing conditions to the Acquisition without re-soliciting stockholder approval.

Each of Avalon and Sen Lang has the right to waive certain of the closing conditions to the Acquisition. Any such waiver may not require re-solicitation of stockholders, in which case stockholders of Avalon will not have the chance to change their votes as a result of any such waiver and Avalon will have the ability to complete the Acquisition without seeking further stockholder approval. Any determination whether to waive any condition to the Acquisition, whether stockholder approval would be re-solicited as a result of any such waiver or whether the proxy statement would be amended as a result of any waiver will be made Avalon at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on us.

Avalon’s stockholders will have a reduced ownership and voting interest after the Acquisition and the Equity Financing and will exercise less influence over management.

After the completion of the Acquisition and the Equity Financing, Avalon’s stockholders will own a smaller percentage of the Company than they currently own. Upon completion of the Acquisition, it is expected that Avalon stockholders will own 51.0% of the total voting shares outstanding of Avalon, and the Sen Lang Shareholders will own 49.0% of the total voting shares outstanding of Avalon, in each case immediately after consummation of the Acquisition and not giving effect to the closing of the Equity Financing. As of the result of the Equity Financing and depending on the amount of shares of OpCo that the Investor elects to exchange for shares of Avalon Common Stock pursuant to the terms of the Exchange Agreement, the percentages set forth above will be reduced proportionately by the Exchange Shares. Consequently, Avalon stockholders, as a group, will have reduced ownership and voting power in us compared to their current ownership and voting power in Avalon and, therefore, will be able to exercise less collective influence over the management and policies of Avalon than they currently exercise.

Executive officers and directors of Avalon may have interests in the Acquisition that are different from, or in addition to, the rights of Avalon stockholders.

Executive officers of Avalon negotiated the terms of the Purchase Agreement, and the Avalon board of directors approved the Purchase Agreement and the Acquisition. These executive officers and directors may have interests in the Acquisition that are different from, or in addition to, the Avalon stockholders. These interests include the continued employment of certain executive officers of Avalon following the Acquisition, the continued service of certain directors following the Acquisition and the indemnification of Avalon executive officers and directors by Avalon.

Any issuance of Exchange Shares could cause dilution to then existing Avalon stockholders and may depress the market price of Avalon Common Stock.

Under the Exchange Agreement, the Investor has the right, exercisable following the six month anniversary of the closing of the Acquisition and until the five year anniversary of the closing of the Acquisition, to elect to exchange, from time to time, all or part of its equity ownership of the OpCo for Exchange Shares of Avalon at an effective exchange price of $1.21 per share of Avalon Common Stock. Following the completion of the financing and assuming the full funding by the investor in the financing, the aggregate number of shares of Avalon Common Stock that would be issuable under the Exchange Agreement (assuming the exchange of all shares) would be approximately 25,885,000 (assuming the current conversion rate of US dollars to RMB). The issuance of Exchange Shares could result in immediate and substantial dilution to the interests of holders of Avalon Common Stock at the time of any exchanges.

Avalon and Sen Lang may have difficulty attracting, motivating and retaining executives and other key employees in light of the proposed Acquisition.

Our success after the Acquisition will depend in part on each of Avalon’s and Sen Lang’s ability to retain key executives and other employees. Uncertainty about the effect of the Acquisition on Avalon’s and Sen Lang’s employees may have an adverse effect on each company separately and consequently, the combined business. This uncertainty may impair our ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Acquisition, as Avalon’s and Sen Lang’s employees may experience uncertainty about their future roles in the combined business.

Furthermore, if any of Avalon or Sen Lang’s key employees depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Avalon or Sen Lang, as applicable, may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and our ability to realize the anticipated benefits of the Acquisition may be materially and adversely affected. No assurance can be given that we will be able to attract or retain key employees to the same extent that Avalon or Sen Lang has been able to attract or retain employees in the past.

Avalon and Sen Lang will incur significant transaction and Acquisition-related transition costs in connection with the Acquisition.

Avalon and Sen Lang expect that they will incur significant, non-recurring costs in connection with consummating the Acquisition and integrating the operations of the two companies post-closing. Avalon and/or Sen Lang may incur additional costs to retain key employees. Avalon and/or Sen Lang will also incur significant fees and expenses relating to financing arrangements and legal services (including any costs that would be incurred in defending against any potential class action lawsuits and derivative lawsuits in connection with the Acquisition if any such proceedings are brought), accounting and other fees and costs, associated with consummating the Acquisition. Some of these costs are payable regardless of whether the Acquisition is completed. Though Avalon and Sen Lang continue to assess the magnitude of these costs, additional unanticipated costs may be incurred in the Acquisition and the integration of the businesses of Avalon and Sen Lang.

The unaudited pro forma financial information included in this Current Report on Form 8-K is preliminary and our actual financial position or results of operations after the Acquisition may differ materially.

The unaudited pro forma financial information in this Current Report on Form 8-K is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon estimates, to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. The purchase price allocation reflected in this document is preliminary, and a final determination of the fair value of assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Sen Lang that existed as of the date of the completion of the Acquisition. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma information reflected in this Current Report on Form 8-K.

Avalon may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Acquisition from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Avalon’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Acquisition, then that injunction may delay or prevent the Acquisition from being completed, which may adversely affect Avalon’s business, financial position and results of operations.

The lack of a public market for Sen Lang shares makes it difficult to determine the fair market value of the Sen Lang shares, and Avalon may pay more than the fair market value of the Sen Lang shares.

Sen Lang is privately held and its share capital is not traded in any public market. The lack of a public market makes it extremely difficult to determine Sen Lang’s fair market value. Because the percentage of Avalon’s equity to be issued to the Sen Lang Shareholders was determined based on negotiations between the parties, it is possible that Avalon may pay more than the aggregate fair market value for Sen Lang.

Transactions with Related Parties

On April 10, 2020, SenlangBio entered into a scientific research project cooperation agreement with Beijing Lu Daopei Hospital Co., Ltd., under which Beijing Lu Daopei Hospital Co., Ltd. conducts scientific research for the interest of SenlangBio on the cytoplasmic CD79a antibody gated multicolor flow cytometry monitoring CD19-CAR-T bridging allogeneic transplantation for the treatment of refractory and relapsed acute B lymphocytic leukemia. SenlangBio provides the research funds in the amount of RMB 2 million to Beijing Lu Daopei Hospital Co., Ltd. Beijing Lu Daopei Hospital Co., Ltd. is a wholly-owned subsidiary of an entity whose chairman is Wenzhao Lu, the Chairman and largest shareholder of Avalon.

Press Release

On June 14, 2021, Avalon announced the execution of the Purchase Agreement and the Exchange Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information about the Proposed Acquisition Transaction and Where to Find It

This communication relates to the proposed Acquisition and may be deemed to be solicitation material in respect of the Acquisition. In connection with the Acquisition, Avalon will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Avalon may file with the SEC or send to Avalon’s stockholders in connection with the Acquisition. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF AVALON ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AVALON, THE ACQUIRED COMPANIES, THE ACQUISITION AND RELATED MATTERS. The Acquisition will be submitted to Avalon’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Avalon with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Avalon with the SEC will also be available free of charge on Avalon’s website at www.avalon-globocare.com or by contacting Avalon’s Investor Relations contact at PR@Avalon-GloboCare.com.

Participants in the Solicitation

Avalon and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Avalon’s stockholders with respect to the Acquisition under the rules of the SEC. Information about the directors and executive officers of Avalon and their ownership of shares of Avalon’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 30, 2021 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the Acquisition, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Avalon generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Avalon has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Avalon’s control. Avalon’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Avalon’s ability to obtain the stockholder approval required to consummate the Acquisition in accordance with Nasdaq rules and the timing of the closing of the Acquisition, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the Acquisition will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Purchase Agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Purchase Agreement, (iv) unanticipated difficulties or expenditures relating to the Acquisition, the response of business partners and competitors to the announcement of the Acquisition; and (v) those risks detailed in Avalon’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Avalon from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Avalon cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Avalon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*	Share Purchase Agreement, dated June 13, 2021, among Avalon GloboCare Corp, Lonlon Biotech Ltd., the Sen Lang Shareholders and the Sen Lang Representative.
10.1	Securities Exchange Agreement, dated June 13, 2021, among Avalon GloboCare Corp, Lonlon Biotech Ltd., Senlang Biotechnology Co. Ltd. and Yueyin Datong (Tianjin) Asset Management Co. Ltd.
99.1	Press Release, dated June 14, 2021.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON GLOBOCARE CORP.

Dated: June 14, 2021	By:	/s/ Luisa Ingargiola
		Name:	Luisa Ingargiola
		Title:	Chief Financial Officer